UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

AMPEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20292	13-3667696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Douglas Avenue

Redwood City, California 94063-3117

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(650) 367-2011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.     Bankruptcy or Receivership.

As previously reported, on March 30, 2008, Ampex Corporation (“Ampex” or the “Company”) and certain of its U.S. subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Jointly Administered Case No. 08-11094). The Debtors have continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. On April 16, 2008 the United States Trustee for the Southern District of New York appointed a committee to represent the interests of unsecured creditors in the Debtors’ chapter 11 cases (the “Chapter 11 Cases”).

On March 31, 2008, April 1, 2008, and April 22, 2008, the Bankruptcy Court entered certain orders that permit the Debtors to pay certain pre-petition employee salary and benefit obligations, as well as certain vendor obligations. On March 31, 2008, the Bankruptcy Court also entered an order authorizing the Debtors to continue to honor customer warranties and other programs in the ordinary course of business. On June 26, 2008, the Bankruptcy Court approved a stipulation among the Debtors and certain creditors holding a majority of the Debtors’ secured debt and its largest unsecured creditor (the “Consenting Holders”) authorizing the use of cash claimed as collateral by such lenders, subject to certain terms and conditions.

On or about March 30, 2008, the Debtors filed a pre-negotiated plan of reorganization (as amended, the “Plan”) and related disclosure statement (as amended, the “Disclosure Statement”). The Bankruptcy Court approved the Disclosure Statement on June 11, 2008, and authorized the Debtors to solicit votes to accept or reject the Plan from certain creditors. Solicitation commenced on June 18, 2008. On July 9, 2008, the Debtors filed a modified Plan which incorporated, among other things, certain changes to the lump sum cash payment election available to the holders of allowed general unsecured claims (the “Plan Modifications”). On July 14, 2008, the Bankruptcy Court approved a supplement to the Disclosure Statement related to the Plan Modifications and authorized the re-solicitation of the holders of certain general unsecured claims. Prior to filing petitions for relief under chapter 11, the Debtors negotiated the terms of the Plan with and obtained the support of the Consenting Holders and subsequently received the support of the Creditors’ Committee. The Plan Support Agreement, as amended from time to time (the “PSA”), evidences this support.

All creditors entitled to vote on the Plan overwhelmingly voted in favor of the Plan. On July 31, 2008 (the “Confirmation Date”), the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). Consummation of the Plan is subject to the satisfaction of certain conditions, including that certain unasserted governmental and environmental claims will not exceed the maximum amounts specified in the Plan. Satisfaction of these conditions is not within the Debtors’ control and, if they are not satisfied, the Company may be required to seek protection in chapter 11 without the support of its creditors, which could force it to liquidate under chapter 7 of the Bankruptcy Code and negatively affect its ability to continue as a going concern. However, the Company anticipates that all remaining conditions to consummation of the Plan will be able to be satisfied, and that Ampex and its U.S. subsidiaries will emerge from chapter 11 within the next few months.

The following is a summary of the material features of the Plan, as it was confirmed by the Bankruptcy Court. This summary highlights only certain provisions of the Plan and is not intended to be a complete description of, or substitute for, a full and complete reading of the Plan and the Confirmation Order. Therefore, this summary is qualified in its entirety by reference to the Plan and the Confirmation Order, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Plan of Reorganization

The overall purpose of the Plan is to provide for the restructuring of the Company’s liabilities in a manner designed to maximize recovery to all stakeholders and to enhance the financial viability of the newly reorganized Company after it emerges from chapter 11 (“Reorganized Ampex”) by de-levering the Company, providing additional liquidity and arranging a long-term financing solution to future pension contributions that does not over-leverage the Company in future years.

At June 28, 2008, we had outstanding debt totaling $62.6 million, which consisted of $7.1 million of Senior Notes, and $55.5 million of principal and interest outstanding under the Hillside Notes. Under the terms of the Hillside Notes, $4.7 million is due currently and another $4.5 million of principal and interest is due at various times in 2008. Substantial debt service under the Hillside Notes is due in 2009 and beyond. The Hillside Notes were issued pursuant to the terms of a funding agreement by and between Hillside Capital Inc. (“Hillside”), the Company and certain other parties, in connection with a settlement agreement between the Company, Hillside and the Pension Benefit Guaranty Corporation whereby Hillside is jointly and severally obligated along with the Company to make pension contributions under the Ampex pension plan and the pension plan of our former subsidiaries in the event that Ampex is unable to make such payments. Pension contributions under these plans from 2008 through 2013 are estimated to total approximately $44 million.

Under the terms of the Plan, the Debtors and Hillside are agreeing to enter into a credit agreement (the “Credit Agreement”) which generally consists of three components: (1) obligations to satisfy existing secured debts; (2) new borrowings; and (3) any future obligations incurred in connection with Hillside’s payment of required contributions or termination liability under the pension plans. Pursuant to the terms of the Plan and the PSA, Hillside will agree to accept the Debtors’ obligation to repay $10.5 million under the Credit Agreement in full and final satisfaction of its $11 million secured claims against the Debtors on account of the Hillside Notes. The remaining $0.5 million of Hillside’s secured claim is contemplated to be gifted to the holders of existing Common Stock who do not object to the Plan. This gift will be distributed in the form of certain rights which are described below. In addition, under a separate tranche of the Credit Agreement, Hillside will lend the Company $5 million to be used for general working capital purposes and to repay approximately $3.5 million of the Senior Notes. Furthermore, if Hillside is required to fund future required contributions to the pension plans, Hillside will be deemed to have granted another new senior loan in the amount of such contribution.

All three elements of the Credit Agreement (i.e., the $10.5 million of debt in exchange for Hillside’s secured claim, the $5 million in new borrowings, and any amounts borrowed on account of the future required contributions or termination liability under the pension plans satisfied by Hillside) shall be equal to an aggregate amount not to exceed $25 million outstanding under the Credit Agreement. Thereafter, the Debtors will issue to Hillside new preferred stock of Reorganized Ampex (the “New Preferred Stock”) in the amount of each required contribution made by Hillside to the pension plans. At the time of Plan confirmation, Hillside had already made the April and July pension contributions.

The loans under the Credit Agreement will bear interest at 10% per annum. The balance of amounts outstanding under the Credit Agreement will be repayable, under various terms of the Credit Agreement, in annual installments ranging from $2.9 million to $5.0 million beginning in September 2010.

The holders of the Senior Notes will receive amended senior notes in the amount of the outstanding portion of their claims held on account of the Senior Notes on the effective date of the Plan.

Under the Plan, it is contemplated that unsecured creditors, who include, but are not limited to, the Company’s trade creditors, Hillside with respect to its unsecured claims, certain participants in our Supplemental Retirement Plans and holders of claims arising from environmental remediation obligations, will receive shares of new common stock in Reorganized Ampex (“New Common Stock”) or, creditors other than Hillside may receive at their option, cash that equals the greater of: (a) the cash equal to the percentage of recovery that such creditor would have received had there been no cash election, up to a maximum payment of $5,000; or (b) 7% of the allowed amount of the unsecured claim (“Lump Sum Cash Payment”). Shares of New Common Stock are not expected to be registered or traded on any public exchange.

Under the Plan, all of the Company’s existing common stock (“Common Stock”), stock options, and restricted stock awards will be cancelled upon emergence. Upon the Company’s emergence from chapter 11, the New Common Stock will not be publicly traded. Holders of existing Common Stock, stock options or restricted stock awards will receive no distribution. Although holders of existing Common Stock will not receive any distributions on account of their interests, as a result of the compromises and settlements set forth in the Plan, holders of existing Common Stock that do not object to the Plan will be eligible to receive certain contingent payments rights (“CPRs”) that provide for the pro rata distribution of net cash proceeds from new licensing and other monetization initiatives related to the Debtors’ intellectual property after amounts required to retire all outstanding debt and scheduled pension contributions and other obligations are first recovered. Once net cash proceeds totaling approximately $83.8 million have been received by the Reorganized Debtors, the holders of the CPRs will be entitled to receive their pro rata share of 50% of all subsequent proceeds related to the Debtors’ intellectual property as set forth above, net of expenses of administering the CPRs. There can be no assurance that the Debtors will be able to generate any future licensing revenue or other proceeds from other monetization initiatives or, if they do, whether they will attain sufficient levels required to provide for distributions to the holders of these rights. The Debtors do not believe that the CPRs will constitute securities; the CPRs will not be registered and will have limited rights of transferability.

The cancellation of the Company’s Common Stock and the issuance of New Common Stock to certain unsecured creditors, as contemplated by the Plan, will result in a change of control of Ampex. Upon consummation of the Plan, it is contemplated that Hillside, which is currently the Company’s largest unsecured creditor, will own at least 80% of the New Common Stock, and will be entitled to appoint all of the members of the Company’s Board of Directors.

As a result of the filing of the Chapter 11 Cases, Company’s Common Stock was suspended from trading on the Nasdaq Stock Market on May 8, 2008, and was delisted from Nasdaq on July 21, 2008. The Common Stock is currently trading on the Pink Sheets. Although one or more market makers may apply to quote the Common Stock on the OTC Bulletin Board, there can be no assurance that they will do so, or that the Common Stock will be eligible for quotation on the OTC Bulletin Board. Under the Plan, the Common Stock is expected to be canceled upon emergence from chapter 11.

As of the Confirmation Date, the Company had 3,897,035 shares of its existing common stock issued and outstanding, all of which are expected to be canceled upon consummation of the Plan. Following consummation of the Plan, the Company expects to file an Amended and Restated Certificate of Incorporation that will reserve 40,000 shares of New Common Stock and 5,000 shares of New Preferred Stock for issuance in respect of claims and interests filed and allowed under the Plan. Accordingly, following the consummation of the Plan, the Company expects to have a total of 45,000 shares authorized for issuance.

Information as to the assets and liabilities as of the Company as of June 28, 2008, in the form furnished to the Bankruptcy Court, is included in the Company’s Monthly Operating Report for the period from May 25, 2008 through June 28, 2008, previously filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated July 25, 2008.

Item 8.01.     Other Events.

On July 31, 2008, the Company issued a press release announcing that the Bankruptcy Court had confirmed the Plan. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

10.1	First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated July 31, 2008.

10.2	Order Confirming First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated July 31, 2008.

99.1	Press Release of Ampex Corporation, dated July 31, 2008.

Forward-Looking Statements

This report (including the exhibits hereto), may contain predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, but are not limited to, those described in the Company’s 2007 Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and the other documents the Company periodically files with the SEC, as well as the following: the effects of the Company’s chapter 11 filing on the Company and the interests of its various creditors, equity holders and other constituents; Bankruptcy Court rulings in the chapter 11 case and the outcome of the proceeding in general; the length of time the Company will operate under the chapter 11 proceeding; the risks that the conditions and deadlines for confirmation of the chapter 11 plan of reorganization will be satisfied; increased legal costs related to the chapter 11 case and other litigation; the Company’s ability to maintain contracts that are critical to its operations, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees; the Company’s ability to manage costs, maintain adequate liquidity, maintain compliance with debt covenants and continue as a going concern; the risk that the chapter 11 case could be converted into a chapter 7 liquidation; and the risks related to trading in the Company’s common stock, which was delisted from Nasdaq, and which the Company expects will be canceled upon emergence from chapter 11. These forward-looking statements speak only as of the date of this report, and the Company disclaims any obligation or undertaking to update such statements. In assessing forward-looking statements contained in this report, readers are urged to read carefully all such cautionary statements.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPEX CORPORATION

By:	/s/ Ramon Venema
Ramon Venema Vice President and Assistant Treasurer

Date: August 6, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1*	First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated July 31, 2008.

10.2*	Order Confirming First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors, dated July 31, 2008.

99.1*	Press Release of Ampex Corporation, dated July 31, 2008.

*	Filed herewith.